Exhibit 10.27

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (the “Amendment”) is made and entered into this 1st day of December, 2015, by and between Cerulean Pharma Inc., a Delaware corporation with its principal place of business at 840 Memorial Drive, 5th Floor, Cambridge, MA 02139 (the “Company”), and Alejandra V. Carvajal (the “Employee”).

WITNESSETH:

WHEREAS, the Company and the Employee have entered into an Employment Agreement (the “Agreement”) dated September 23, 2015;

WHEREAS, the Company and the Employee now wish to amend the Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Section 3.3 of the Agreement is hereby deleted in its entirety and replaced by the following new Section 3.3:

“3.3 Employee Benefits. The Employee shall be entitled to participate in all benefit plans and programs that the Company establishes and makes available to its employees to the extent that the Employee is eligible under (and subject to the provisions of) the plan documents governing those programs. The Employee shall be entitled to twenty (20) days paid vacation per year plus personal days and paid holidays generally offered by the Company to its employees, each to be administered in accordance with Company policy.”

2. Section 5 of the Agreement is hereby deleted in its entirety and replaced by the following new Section 5:

“5. Termination Without Cause; Resignation for Good Reason. If the Employee’s employment with the Company is terminated by the Company without Cause (as defined in Section 4.3), or by the Employee’s voluntary resignation for Good Reason (as defined in Section 4.2), other than in connection with a Change in Control (as defined in Section 7.2(a)), then the Employee shall be paid all accrued and unpaid base salary and any accrued but unused vacation through the date of termination. In addition, subject to the Employee’s execution and non-revocation of a binding severance and mutual release agreement in a form satisfactory to the Company (hereinafter, a “Severance Agreement”) and subject to the terms and conditions of Section 19 of this Agreement, the Employee shall be eligible to receive the following separation benefits:

5.1 (a) an amount equal to the product of (i) one twelfth (1/12) of the Employee’s then-current annualized base salary (provided, however, that if Employee’s employment is terminated by the Employee’s voluntary resignation for Good Reason as a result of the Company’s material reduction of the Employee’s base salary, then the Employee’s then-current annualized base salary shall refer to her base salary as in effect immediately before such material reduction took effect) and (ii) six (6), less any amounts required to be withheld under applicable law, which amount shall be payable in six (6) substantially equal monthly installments, in accordance with the Company’s payroll practices in effect from time to time beginning on the Payment Commencement Date (as defined below); and (b) the amount of any bonus for the prior year that was approved but not yet paid to the Employee at the time of the Employee’s termination of employment, less any amounts required to be withheld under applicable law, which amount shall be paid in a manner and timing consistent with the payments to other similarly situated employees and consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, but in no event later than March 15 of the year following the year of performance; provided, in both cases, that the Severance Agreement has been executed and any applicable revocation period with respect thereto has expired within sixty (60) days following the Employee’s date of termination (such 60th day, the “Payment Commencement Date”); provided, however, that if the 60th day following the Employee’s date of termination occurs in the calendar year following the year of termination, then the Payment Commencement Date shall be no earlier than January 1 of the year following the year of termination; and

5.2 upon the Employee’s termination from employment pursuant to this Section 5, the Company shall make contributions to the cost of COBRA (Consolidated Omnibus Budget Reconciliation Act) coverage on behalf of the Employee and any applicable dependents for a period of six (6) months after the Employee’s termination if the Employee elects COBRA coverage, and only for so long as such coverage continues in force; provided, however, that if the Employee commences new employment and is eligible for a new group health plan, the Company’s contributions toward COBRA coverage shall end when the new employment begins. The cost of COBRA shall be determined on the same basis as the Company’s contribution to Company-provided health and dental insurance coverage in effect immediately before termination of the Employee’s employment for an active employee with the same coverage elections. At the end of the six (6) month period, the Employee may continue such COBRA, if applicable, and shall be responsible for all premiums thereafter.”

2. Except as expressly amended hereby, all terms of the Agreement shall remain unchanged and in full force and effect.

3. The Agreement, as supplemented and modified by this Amendment, constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

4. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflict of laws provisions thereof).

6. Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Agreement, as amended hereby.

IN WITNESS WHEREOF the parties hereto have executed this Amendment as of the day and year first above written.

CERULEAN PHARMA INC.

By:	/s/ Christopher D. T. Guiffre
Name:	Christopher D. T. Guiffre
Title:	President & Chief Executive Officer

EMPLOYEE

/s/ Alejandra V. Carvajal
Alejandra V. Carvajal